Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRC INC.

FIRST: The board of directors of the Corporation duly adopted resolutions approving this Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Section 8.1 of the Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

Section 8.1. Limited Liability of Directors and Officers. To the fullest extent permitted by applicable law, no director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing prior to such amendment or repeal. In the absence of a conflict of interest, any failure to satisfy Section 365 of the DGCL shall not, for the purposes of Sections 102(b)(7) or 145 of the DGCL, or for purposes of any use of the term “good faith” in this Certificate of Incorporation or the By-Laws in regard to the indemnification or advancement of expenses of officers, directors, employees or agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

SECOND: The stockholders of the Corporation approved and adopted this Amendment to the Amended and Restated Certificate of Incorporation of the Corporation at an annual meeting of stockholders held on April 30, 2024, in accordance with the provisions of Section 222 of the DGCL.

THIRD: Except as amended hereby, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on May 1, 2024.

BRC INC.

By:	/s/ Andrew McCormick
Name:	Andrew McCormick
Title:	General Counsel and Corporate Secretary